Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated the 25th day of June 2008.

BETWEEN:

                  COAL HARBOUR CONSULTING INC.
                  999 WEST HASTINGS STREET, SUITE 510
                  VANCOUVER BC V6C 2W2

                  (the "VENDOR")
                                                               OF THE FIRST PART
AND:
                  SILVER BAY RESOURCES INC.
                  502 NORTH DIVISION STREET
                  CARSON CITY, NV 89703

                  (the "PURCHASER")
                                                              OF THE SECOND PART

WHEREAS:

A. The Vendor is the registered and beneficial owner of various mineral claims (hereinafter the "CLAIMS"), collectively called Silver Bay Property Claims of the Vendor are more particularly described in Schedule "A" attached hereto and forming part of this Agreement;

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the Claims of the Vendor in accordance with the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the terms and covenants herein and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties hereto agree as follows:

1. PURCHASE AND SALE OF ASSETS

1.1 SALE OF ASSETS. Subject to the terms and conditions of this Agreement, the Vendor hereby sells to the Purchaser, and the Purchaser hereby purchases the Vendor's Claims.

1.2 PURCHASE PRICE. The purchase price payable by the Purchaser to the Vendor for the Vendor's Claims is USD $20,000 (the "PURCHASE PRICE"). If applicable, subject to a carried 3% Net Smelter Royalty as described in Schedule "B".

1.3 PAYMENT OF THE PURCHASE PRICE. The Purchase Price will be paid immediately on delivery of property report, by check or wire order.

2. COVENANTS OF THE PARTIES

2.1 COVENANTS. The parties undertake to keep the information with respect to this Agreement, the terms herein, and any related, underlying or subsequent agreements (the "INFORMATION") confidential and not to directly or indirectly disclose the Information at any time to any person or persons or use the Information for any purpose whatsoever.

3. REPRESENTATIONS OF THE VENDOR

3.1 REPRESENTATIONS. The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser will rely on the representations in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

     (a) CAPACITY TO SELL. The Vendor is Coal Harbour Consulting Inc., having the power and capacity to own and dispose of the Claims, and to enter into this Agreement and carry out its terms to the full extent;

     (b) AUTHORITY TO SELL. The execution and delivery of this Agreement, and the completion of the transaction contemplated by this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors;

     (c) LITIGATION. There is no litigation or administrative or governmental proceeding or inquiry pending or, to the knowledge of the Vendor, threatened against or relating to the Claims, nor does the Vendor know of or have reasonable grounds that there is any basis for any such action, proceeding or inquiry;

     (d) GOOD STANDING. Prior to closing this Agreement, the Vendor has maintained, as required, the Claims in good standing.

4. REPRESENTATIONS OF THE PURCHASER

4.1 REPRESENTATIONS. The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

     (a) STATUS OF PURCHASER. The Purchaser is a corporation duly incorporated, validly existing and in good standing and has the power and capacity to enter into this Agreement and carry out its terms; and

     (B) AUTHORITY TO PURCHASE. The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

5. TRANSFER OF ASSETS

5.1 TRANSFER OF PROPERTY. The Purchaser must provide written instructions to the Vendor if the Purchaser wishes to transfer the claims into the Purchaser's name. The instructions should include the claims, tenures, and property name, as well as the full name and mineral license of the Purchaser.

5.2. VENDOR'S MAINTENANCE OF PROPERTY. The Purchaser may request the Vendor to maintain the claims on the Purchaser's behalf, or if the Purchaser does not provide written instruction to transfer the claims, then the Vendor will by default assume maintenance of the claims for the Purchaser. The Vendor will charge an annual maintenance fee per claim to satisfy the annual fees due to the Mineral Titles Office. If the Purchaser does not pay the Vendor fees before the due dates they will forfeit any and all rights to their mineral claims. The Vendor will provide a best effort to adequately notify the Purchaser before a claim is due.

6. SURVIVAL OF REPRESENTATIONS AND COVENANTS

6.1 VENDOR'S REPRESENTATIONS AND COVENANTS. All representations, covenants and agreements made by the Vendor in this Agreement or under this Agreement will, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Purchaser will continue in full force and effect for the benefit of the Purchaser.

6.2 PURCHASER'S REPRESENTATIONS AND COVENANTS. All representations, covenants and agreements made by the Purchaser in this Agreement or under this Agreement will, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Vendor and will continue in full force and effect for the benefit of the Vendor.

7. GENERAL

7.1 GOVERNING LAW. This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with the laws of British Columbia which will be deemed to be the proper law of the Agreement.

7.2 PROFESSIONAL FEES. Each of the parties will bear the fees and disbursements of their respective lawyers, advisers and consultants engaged by them respectively in connection with the transactions contemplated by this Agreement prior to the closing.

7.3 ENUREMENT. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

7.4 NOTICE. All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the address of the intended recipient set out on the first page of this Agreement or at such other address as may from time to time be notified by any of the parties in the manner provided in this Agreement.

7.5 FURTHER ASSURANCES. The parties will execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

7.6 REMEDIES CUMULATIVE. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. Any party to this Agreement may terminate this Agreement if any other party is in breach of or defaults under any material term or condition of this Agreement or has made a material misrepresentation in this Agreement. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

7.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and there are no representations, express or implied, statutory or otherwise and no collateral agreements other than as expressly set out or referred to in this Agreement.

7.8 HEADINGS. The division of this Agreement into sections and the insertion of headings are for convenience only and do not form part of this Agreement and will not be used to interpret, define or limit the scope, extent or intent of this Agreement.

7.9 SEVERABILITY. Each provision of this Agreement is severable. If any provision of this Agreement is or becomes illegal, invalid or unenforceable, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement.

7.10 SCHEDULES. The Schedules attached hereto form an integral part of this Agreement.

7.11 TIME OF THE ESSENCE. Time will be of the essence of this Agreement.

7.12 COUNTERPARTS. This Agreement and all documents contemplated by or delivered in connection with this Agreement may be executed and delivered by facsimile or original and in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement by their duly authorized officers effective the day, month and year written above.

VENDOR: COAL HARBOUR CONSULTING INC.

PURCHASER: SILVER BAY RESOURCES INC.


Per: /s/ Donald R. Gardner
--------------------------------------
DONALD R. GARDNER
Director & Officer

                                  SCHEDULE "A"
             THIS IS SCHEDULE "A" to the Asset Purchase Agreement.

ASSET DETAILS:

MINERAL CLAIM(S): 551979

CLAIMS COLLECTIVELY CALLED:  Silver Bay Property

EXECUTIVE SUMMARY:

1. The Silver Bay Property is located on Jervis Inlet, about 100 km northwest of Vancouver, BC. Access is by helicopter or float plane from Vancouver or Sechelt, or by boat from Egmont or Pender Harbour on the Sechelt Peninsula. The Silver Bay Property comprises one MTO mineral claim containing 12 cell claim units totaling 248.686 hectares.

2. The Jervis Inlet area is underlain by a variety of Jurassic to Tertiary age granitic intrusives of the Coast Plutonic Complex. The granitic rocks intrude and metamorphose late Jurassic to Lower Cretaceous argillaceous sediments and andesitic to felsic volcanics of the Gambier Group.

3. The Gambier Group hosts the 60 million tonne Britannia volcanogenic copper, zinc, lead, silver, gold deposit on Howe Sound about 80 km to the southeast. The Silver Bay Property is underlain by metamorphosed sediments and volcanics of the Gambier Group with zinc, lead, silver and copper mineralization in a geological setting similar to the Britannia Mine.

     On the Silver Bay Property, prospectors explored two areas of mineralization by open-cuts and a short adit in the early 1900's. More recent exploration includes geological mapping, rock sampling and soil geochemistry by Newmont Exploration Ltd. and James Laird in 1983 and 1984. No other work has been recorded.

4. A two-phase proposed work program includes construction of a control grid, geological mapping and rock sampling, additional silt geochemical sampling and trenching. Based on a compilation of these results, a diamond drill program will be designed to explore and define the potential resources.

                                  SCHEDULE "B"
              THIS IS SCHEDULE "B" to the Asset Purchase Agreement.

                             3% NET SMELTER RETURNS

a. In this Agreement, "3% Net Smelter Returns" means 3% of the net amount of money received y the Purchaser for its own account from the sale of one, or ore concentrates or other mineral products from the Claims to a smelter or other mineral products buyer after deduction of smelter and/or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore, concentrates, or other mineral products, less any and all transportation costs which may be incurred in connection with the transporation of ore or concentrates, less all umpire charges which the purchaser may be required to pay.

b. Payment of Net Smelter Returns by the Purchaser to the Vendor shall be made semi-annully within 60 days after the end fo each fiscal half year of the Purcahser and shall be accompanied by unaudited financial statement pertaining to the operations carried out by the Purchaser on the Claims. Within 90 days after the end of each fiscal year of the Purchaser in which Net Smelter Returns are payable to the Vendor, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to the Vnedor shall be made forthwith. A copy of the said audit shall be delivered to the vendor within 30 days of the end of such 90 day period.

c. Each annual adit shall be final and not subject to adjustment unless the Vendor delivers to the Purchaser written exceptions in reasonable detail within six months after the Vendor receives the report. The Vendor or its reporesentative duly authorized in writing at its expense shall have the right to audit the books and records of the Purchaser related to Net Smelter Returns to determine the accuracy of the report but shall not have access to any other books and records of the Purchaser. The audit shall be conducted by a chartered or certified public accountant of recognized standing. The Purchaser shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Vendor's report shall be delivered to the Purchaser upon completion, and any discrepancy between the amount actually paid by the Purchaser and the amount which should have been paid according to the Vendor's report shall be paid forthwith ,one party to the other. In the event that the said discrepancy is to the detriment o fthe Vendor and exceeds 5% of the amount actually paid by the Purcahser , then the Purchser shall pay the entire cost of the audit.

d. Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by arbitration as provided in the Agreement. No error in accounting or in interpretation of the Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exempary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by the Purchaser under the terms of the Agreement.